Exhibit 5.1

JEFFREY G. KLEIN, P.A.
301 Yamato Road
Suite 1240
Boca Raton, Florida 33431

Telephone: (561) 953-1126	Telefax: (561) 241-4943

December 14, 2011

Board of Directors
DNA Precious Metals, Inc.
9125 rue Pascal Gagnon
Suite 204
H1P 1Z4 Canada

     Re: Registration Statement on Form S-1

Gentlemen:

We are acting as counsel to DNA Precious Metals, Inc. a Nevada corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering by the Company of twelve million (12,000,000) shares of the Company’s common stock, par value $0.001 per share (the “Shares”).    This opinion letter is furnished to you at your request to enable you to fulfill certain contractual commitments and to satisfy certain requirements for the filing of the Form S-1 Registration Statement with the Securities and Exchange Commission.

In preparation of this opinion letter, we have reviewed the certificate of incorporation as amended, by-laws as amended, and minutes of meetings and actions of the Board of Directors of the Company  and such other documents deemed relevant in connection with the Financing  (the “Underlying Documents”).

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Nevada General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Nevada General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares when issued upon and upon payment of the purchase price, will be validly issued, fully paid and non-assessable.

We confirm that we furnish no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, other than this letter.  The opinion specified in this letter is expressly limited to the matters specified in this letter, and we furnish no opinion, express or implied, as to any other matter relating to the Company or its securities.  Accordingly, no provision of this letter is intended to, nor shall any such provision, be construed as an opinion concerning any matter not specified in this letter.

This opinion letter has been prepared for your use in connection with the Form S-1 Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Sincerely,

Jeffrey G. Klein, P.A.
/s/Jeffrey G. Klein

By:   Jeffrey G. Klein